August 23, 2024
PERSONAL & CONFIDENTIAL

Charles N. Curlett Jr.
[*]

Via electronic mail to Chad Curlett, [*]

Re: Termination of Service
Dear Chad:
This letter agreement (this “Letter Agreement”) sets forth the mutual understanding by and between you and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”) regarding the termination of your employment with the Company.
1.Termination of Employment. The effective date of your termination is August 19, 2024 (the “Termination Date”) and, effective as of the Termination Date, you also resign from any director, manager, officer positions with the Company and any subsidiaries and affiliates thereof.

2.Consideration. In consideration for and subject to (i) your compliance with the terms of this Letter Agreement, and (ii) your execution and non-revocation of the release of claims agreement attached hereto as Exhibit A (the “Release”) in accordance with its terms, you shall be entitled to a lump-sum cash separation payment in the gross amount of One Hundred Thousand Dollars and Zero Cents ($100,000.00) (the “Consideration”), which Consideration shall be payable within ten business (10) days after signing and not revoking your signature on the Release. For the avoidance of doubt, other than your right to receive the Consideration in accordance with the terms of this Letter Agreement and your right to participate in Company health insurance plans at your own expense pursuant to COBRA, you will not be entitled to receive any compensation or benefits from the Company in connection with, upon or following the termination of your employment, including, without limitation, (i) any compensation or benefits pursuant to the offer letter dated November 10, 2023, by and between you and the Company (other than base salary payments through the Termination Date), (ii) any payments or benefits under the Company’s Executive Severance Plan or (iii) any equity award or other equity-based compensation, or acceleration or non-forfeiture any such equity award or other equity-based compensation awarded under the Company’s 2021 Incentive Award Plan or otherwise.

3.D&O Coverage. The Company acknowledges that you shall remain covered by the Company’s liability insurance policies applicable to directors, officers, employees, agents, or fiduciaries, in connection with your positions as the Chief Operation Officer for the decisions
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and actions you have taken on behalf of the Company within the scope of such positions, subject to exclusions and limitations under such policy, including for intentionally dishonest conduct, fraud and willful violations of laws.

4.Confidential Business Information. Throughout your employment with the Company, you have been privy to the Company’s confidential and proprietary business information, including customer names, business plans, strategic plans, marketing strategies, financial, tax and performance information, and other information about the present and proposed business of the Company. Accordingly, you acknowledge and affirm your continuing obligation to keep confidential any and all confidential, trade secret, business, financial, tax or proprietary information that you acquired during your employment with the Company. You shall not disclose any such information to any person or entity outside of the Company at any time in the future, and you shall not use any such information for the benefit of anyone other than the Company. You also will continue to be bound by any other preexisting agreement relating to the Company’s proprietary information and your obligation to maintain the confidentiality of the Company’s information.

5.Non-Solicitation. For a period of twelve (12) months following the Termination Date, you will not directly or indirectly, in any manner: (a) Encourage, induce, or otherwise solicit or attempt to solicit, or actively assist any other person or entity to encourage, induce or otherwise solicit any employee of the Company to terminate their employment with the Company, or otherwise interfere with the advantageous business relationship of the Company with its employees; or (b) Encourage, induce, or otherwise solicit or attempt to solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit (i) any party who is a customer or client of the Company or who is a prospective customer or client that has been identified and targeted by the Company or (ii) any contractor or vendor to the Company to terminate, reduce or alter negatively its relationship with the Company or in any manner interfere with any agreement or contract between the Company and such customer, client, supplier or vendor. In the event of a breach by you of this Section, the non-solicitation obligations shall be extended by the period or duration of such breach, and the Company shall be entitled to the full non-solicitation period for which it bargained.

6.Non-Disparagement. To the fullest extent permitted by law, you agree that you will not Disparage, or induce others to Disparage the Company or any of their past and present officers, directors, employees, products, or services. “Disparage” shall mean making or publishing comments or statements to the press, on any social media platform, to the Company’s employees, or to any individual or entity which could materially adversely affect: (i) the business of the Company (including, without limitation, any products or business plans or prospects); or (ii) the reputation of the Company, its products, or its past or present officers, directors, or employees. In addition, the Company agrees to instruct its current directors and officers not to disclose, or communicate to others, in any manner whatsoever, information or statements that Disparage or are intended to Disparage you.

7.Further Assurances. The parties agree to execute any additional documents and to take such further actions as may reasonably be required to effectuate the intent of this Letter Agreement.

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8.Entire Agreement. This Letter Agreement (including the exhibits hereto) set forth the entire agreement between you and the Company with respect to the terms of your separation from the Company. This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement voluntarily.

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Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing and returning a copy to Scott Forney, [*]. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and the accompanying Release in their entirety; fully understand and agree to their terms and provisions; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Maryland and may be executed in several counterparts.
Very truly yours,
/s/ David Eifrig
David Eifrig
Chief Executive Officer

Agreed, Acknowledged and Accepted:
/s/ Charles N. Curlett Jr.
Charles N. Curlett Jr.
Date: 8/23/2024

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EXHIBIT A

RELEASE

THIS RELEASE (this “Release”) is dated August 23,2024 by Charles N. Curlett, Jr. (“Employee”) in favor of the Releasees (as defined below).

WHEREAS, as described in the Letter Agreement Re: Termination Service (the “Letter Agreement”), by and between Employee and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”), dated August 23, 2024, Employee will be entitled to the Consideration (as described in the Letter Agreement) provided Employee signs and does not revoke Employee’s signature on this Release.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee agrees as follows:

1.Release in Full of All Claims. In exchange for the Consideration and other good and valuable consideration as provided in accordance with the terms of the Letter Agreement, Employee, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, affiliates, parent entity(ies), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Employee signs this Release, including, but not limited to, those that in any way arise from, grow out of, or are related to Employee’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Employee agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Employee Retirement Income Security Act, the Americans with Disabilities Act (the “ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Maryland Equal Pay Law, Md. Code Ann., Lab. & Empl. § 3-301 et seq., the Maryland Fair Employment Practices Act, Title 20 of the State Government Article of the Annotated Code of Maryland, the Maryland Wage and Hour Law, Md. Code Ann., Lab. & Empl. § 3-401 et seq., the Maryland Wage Payment and Collection Act, Md. Code Ann., Lab. & Empl. § 3-501 et seq., the Maryland Healthy Working Families Act, all as amended; or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices.

Notwithstanding the foregoing, Employee does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 40l(a) of the Code, (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, (D) give up his rights to enforce the terms of the Letter Agreement and this Release and/or (E) release any claims to challenge the validity of this release under the ADEA or any claims that Employee cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Employee from filing a charge with or participating in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Employee acknowledges that the release he executes herein waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Employee further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Release, Employee will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

Furthermore, nothing in this Release shall restrict the Employee from pursuing any claims or engaging in protected conduct that by law cannot be released or waived by the Employee in this Release, including (a) the right to pursue unemployment or workers’ compensation benefits or any other claims that cannot be waived by law; (b) any rights the Employee may have, if any, as a non-supervisory employee under Section 7 of the National Labor Relations Act, such as the right to engage in protected concerted activity, or (c) the right to communicate with, cooperate with, or provide information to, or receive any financial awards from, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice. Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the EEOC or other governmental or administrative agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of the Releasees, except as required by law, subpoena or other compulsory process.

Moreover, Employee agrees that to the extent he is compelled to cooperate with such third parties, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Employee agrees that within three (3) days after such cooperation, he will meet with representatives of the Company and disclose the information that he provided to the third party unless he is prohibited from doing so by law or judicial order. This Section is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if Employee is legally required to appear or participate in any proceeding that involves or is brought against the Company or the

Releasees, Employee agrees to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or the Releasees; however, nothing in this Release is intended to require Employee to notify the Company in advance of any communication with or disclose what he plans to say to the EEOC, the SEC or any other governmental or administrative agency.

3.No Admission of Wrongful Conduct. Employee hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Release, the Company, including its past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, and the Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Employee or his heirs, executors, administrators, assigns, agents, or other representatives. Employee and the Company further understand and agree that this Release shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Release to any appropriate forum in the event of an alleged breach of this Release or a claim by either party concerning the enforceability or interpretation of this Release.

4.Arbitration and Damages in Case of Breach. Any and all disputes arising out of or in any way relating to this Release shall be submitted to binding arbitration before a panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association.

Any breach of this Release by Employee or the Company shall entitle the other party to recover any and all amounts paid pursuant to this Release, plus any actual damages that the Company or Employee can establish resulted or will result from such breach, upon a showing to a binding arbitration panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. The costs of any such proceeding, including reasonable attorneys’ fees, shall be paid by the non-prevailing party. This Section shall not apply to any claim filed by Employee with the EEOC, SEC or other governmental or administrative agencies, including an action concerning the enforceability of this Release.

5.ADEA/Older Workers Benefit Protection Act (“OWBPA”) Waiver & Acknowledgment. Employee understands that the release set forth herein includes a release of any claims he may have under the ADEA against any of the Releasees that may have existed on or prior to the date upon which Employee executes this Release. Employee understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Employee wishes to waive any and all claims under the ADEA that Employee may have against any of the Releasees as of the date upon which Employee executes this Release, and hereby waives such claims. Employee understands that any claims under the ADEA that may arise after the date this Release is executed by Employee are not waived. Employee acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Employee, pursuant to and in compliance with the rights afforded him under the OWBPA: (a) is advised to consult with an attorney before executing this Release; (b) has, at his option, at least forty-five calendar (45) days from August 23, 2024 to consider this Release; (c) may revoke this Release at any time within the seven (7) calendar day period following his execution of this Release (the “Revocation Period”); (d) is advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Release. Notwithstanding the fact that Employee has 21 calendar days to consider signing this Agreement, Employee may, in Employee’s sole discretion, elect to sign this Agreement prior to the end of the 21-day period. If Employee elects to sign this Release prior to the end of the 21-day period, then, by Employee’s signature below, Employee represents and warrants that Employee’s decision to shorten the 21-day period was done knowingly and voluntarily and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the Consideration provided by the Company.

Employee may revoke this Release by delivering a written notice of revocation to Scott Forney, General Counsel at MarketWise, Inc. 1125 N. Charles St. Baltimore, MD 21201 or by email at [*]. For this revocation to be effective, such written notice must be received by such person, at the address set forth above no later than the close of business on the seventh (7th) calendar day after Employee signs this Release. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). Employee understands and acknowledges that if he revokes this Release within the Revocation Period, Employee will not receive any Consideration.

6.Governing Law. This Release shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Maryland.

7.Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver or any subsequent breach of the same provision. Notwithstanding the foregoing, if this Release is invalidated, the Letter Agreement is nullified in its entirety and the Company shall have no obligation under the Letter Agreement.

8.Voluntary Execution. Employee acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Release. Further, Employee acknowledges that he has received a copy of this Release on August 23, 2024, and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Employee will be responsible for any attorneys’ fees incurred in connection with the review of this Release by his attorneys. This Release may be executed in counterparts and by signatures transmitted by fax or email. Employee acknowledges that this Release may not be executed prior Employee’s last day of employment, and if Employee executes the Release prior to his last day of employment, it is null and void. The offer to enter into this Release shall remain open for forty-five (45) calendar days following Employee’s last day of employment, after which time it shall be deemed withdrawn without further action or notice by the Company. Employee will not receive any Consideration if this Release is not executed on or prior to the forty-fifth (45th) calendar day following his last day of employment.

9.No Assignment of Claims. Employee hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

10.Successors and Assigns. This Release shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

IN WITNESS WHEREOF, Employee has executed and delivered this Release on the date set forth below.

/s/ Charles N. Curlett, Jr
Charles N. Curlett, Jr.

Date: 8/23/2024

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